Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES

SUBSTANTIAL INCREASE IN NET INCOME IN THIRD QUARTER 2012

October 24, 2012

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB) (the “Company”), parent company of First Bank of Georgia, today reported net income of $2,242,000, or $0.62 per diluted common share, for the three months ended September 30, 2012, compared to net income of $789,000, or $0.22 per diluted common share, for the three months ended September 30, 2011. The Company reported that net income increased 65.4% to $5,229,000, or $1.45 per diluted common share, for the nine months ended September 30, 2012, compared to net income of $3,161,000, or $0.89 per diluted common share for the nine months ended September 30, 2011.

Book value totaled $15.50 per common share at September 30, 2012, as compared to book value of $13.84 per common share at September 30, 2011. Reported earnings represent a 16.07% return on average equity and a 1.79% return on average assets for the three month period ended September 30, 2012, and a 13.29% return on average equity and a 1.41% return on average assets for the nine month period ended September 30, 2012.

Remer Y. Brinson III, President & CEO of the Company, stated “We continue to enjoy a very strong earnings performance in 2012 as evidenced by our increased quarterly and year to date income, when compared to the same periods last year. Our financials reflect stable net interest income and increases in non-interest income. In 2012, credit related expenses have shifted from loan loss provision expense to other real estate owned expense as we continue to reduce our non-performing loan levels.”

“Total non-performing assets have continued to decline and now represent 1.88% of assets, compared to 2.99% at December 31, 2011 and 3.33% at September 30, 2011. Net charge offs have also declined to (0.03)% of net average loans for the nine months ended September 30, 2012 as recoveries have exceeded charge offs for this period. For the first nine months of 2011, net charge offs totaled 0.59% of average loans.”

Brinson continued, “Although loan demand remains soft, we have maintained a healthy net-interest margin. Non-interest income has grown over last year due to increased mortgage origination volumes and yields. Closed mortgage loans are up 17.38% in 2012 over last year. We have also seen continued reduction in our provision for loan losses, charge offs and non-performing assets.”

Total assets have increased 4.57% to $515.8 million since December 31, 2011. Total loans, excluding loans held for sale, declined 4.59% during the nine month period ended September, 2012 to $272.5 million. However, loans held for sale have increased 22.22% since year end 2011 reflecting the increased mortgage origination volume. For the nine months ended September 30, 2012, total deposits have increased 3.37% to $425.2 million, including core deposit growth of 17.59%. Core deposits totaled $251.1 million at September 30, 2012.

First Bank of Georgia has previously announced plans to open a new branch office in Evans, Georgia, which will represent our seventh branch location. This office is projected to open in the first quarter of 2013.

Georgia-Carolina Bancshares' common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets

(dollars in thousands)

	September 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$50,109	$34,902
Securities available-for-sale	107,420	100,283
Loans	272,506	285,614
Allowance for loan losses	(6,557)	(6,804)
Loans, held for sale	55,276	45,227
Bank premises and fixed assets	8,774	8,979
Accrued interest receivable	1,754	1,732
Other real estate owned, net of allowance	7,158	6,990
Federal Home Loan Bank stock	1,865	2,070
Bank-owned life insurance	9,913	9,609
Other assets	7,597	4,650

Total assets	$515,815	$493,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$79,100	$52,735
Interest-bearing:
NOW accounts	53,122	44,646
Savings	61,225	63,210
Money market accounts	57,701	52,981
Time deposits of $100,000, and over	114,587	134,655
Other time deposits	59,507	63,168
Total deposits	425,242	411,395

Repurchase agreements	3,360	3,565
Federal Home Loan Bank borrowings	25,000	25,000
Other liabilities	5,971	2,847

Total liabilities	459,573	442,807

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,627,397 and 3,592,140 shares issued and outstanding	4	4
Additional paid-in-capital	16,459	16,301
Retained Earnings	37,927	32,988
Accumulated other comprehensive income	1,852	1,152
Total shareholders' equity	56,242	50,445
Total liabilities and shareholders' equity	$515,815	$493,252

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Interest income	2012	2011	2012	2011
Interest and fees on loans	$4,579	$4,782	$13,754	$14,838
Interest on taxable securities	502	593	1,542	1,736
Interest on nontaxable securities	109	92	335	298
Interest on Federal funds sold and other interest	10	22	51	72
Total interest income	5,200	5,489	15,682	16,944

Interest expense
Interest on time deposits of $100,000 or more	376	551	1,275	1,842
Interest on other deposits	349	560	1,088	1,901
Interest on funds purchased and other borrowings	220	241	670	795
Total interest expense	945	1,352	3,033	4,538

Net interest income	4,255	4,137	12,649	12,406

Provision for loan losses	(729)	656	(299)	1,207

Net interest income after provision for loan losses	4,984	3,481	12,948	11,199

Noninterest income
Service charges on deposits	380	387	1,114	1,122
Gain on sale of mortgage loans	3,929	2,160	8,724	6,022
Gain on sale of securities	10	-	11	-
Other income	516	339	1,391	999

Total noninterest income	4,835	2,886	11,240	8,143

Noninterest expense
Salaries and employee benefits	3,449	2,953	9,351	8,894
Occupancy expenses	391	392	1,168	1,162
Other real estate expenses	918	447	1,409	719
Other expenses	1,749	1,460	4,610	3,998
Total noninterest expense	6,507	5,252	16,538	14,773

Income before income taxes	3,312	1,115	7,650	4,569

Income tax expense	1,070	326	2,421	1,408

Net income	$2,242	$789	$5,229	$3,161

Net income per share of common stock
Basic	$0.62	$0.22	$1.45	$0.89
Diluted	$0.62	$0.22	$1.45	$0.89

Dividends per share of common stock	$0.04	$-	$0.08	$-